Exhibit 10.2

Confidential Information, Inventions And Noncompete Agreement

In consideration of my employment by ImmuCell Corporation (together will all of its subsidiaries, divisions or affiliates, the “Company”), and in consideration of the compensation and emoluments paid to and received by me in connection with such employment, I hereby agree as follows:

1.

Any work, materials, compositions, formulae, processes, inventions, improvements, concepts, or ideas and the tangible embodiments of same made or conceived by me (either solely or jointly with others) during my employment with the Company, and related to the business of Company, whether patentable or not, and including all work in progress (collectively, the “Work”), shall be and remain the sole and exclusive property of the Company or its nominee(s). To the extent any Work performed by me under this Agreement is protectable under U.S. Copyright laws, such Work shall be considered as “work made for hire” as that phrase is defined by such laws and shall be owned by and for the express benefit of Company. In the event it should be established that any such Work does not qualify as work made for hire, I agree to and do hereby assign to Company all of my right, title and interest in and to such Work including, but not limited to, all copyrights therein. I further hereby assign all of my right, title and interest in and to all other Works to Company, including without limitation all patents, trademarks and other proprietary rights relating thereto, and all extensions and renewals thereof. I will communicate to the Company promptly and fully all Work made or conceived by me and all progress and steps by me toward such Work.

2.

I will keep and maintain adequate and current written records of all Work and processes at all steps thereof, properly witnessed for use as invention records, in the form of notes, sketches, drawings and reports relating thereto, and shall submit such records to Company regularly and in any event at any time when requested by Company and/or at the termination of my employment. I acknowledge and agree that all such records shall be and remain the property of and available to the Company at all times. I will not reproduce such records or any portion of the records without the express prior written consent of the Company.

3.

I will, both during my employment and thereafter, without charge to the Company, but at the Company’s request and expense, fully cooperate with and assist the Company and its representatives in the protection and enforcement of any intellectual property rights that may derive as a result of the Work made or conceived by me during the course of my employment. Such assistance and cooperation shall include, without limitation, executing, acknowledging, and delivering to Company all documents or papers, including applications for patents and assignments of patents, that may be necessary to enable Company to publish or protect any inventions, improvements, and ideas or the like included in such Work, and to obtain and vest in the Company title in all countries, patents on all patentable inventions, or improvements of patents, processes, compositions or formulae.

4.

(a)Subject to Section 2.2 of the Employment Agreement, I will devote my agreed-to work time exclusively to the Company’s business in accordance with the instructions and directions of the Board of Directors, and any Company policies as in effect from time to time. During the period of my employment with the Company, I will not render assistance (directly or indirectly) to any person, firm, or corporation in the same line of business as, or in any line of business kindred or similar to, the business of the Company.

(b)         I acknowledge that my duties for the Company in my executive capacities are of a special, unique, extraordinary and intellectual character which place me in a position of trust and responsibility with the Company in relation to its specialized business, including, without limitation, trust and responsibility relating to conceptualization and/or implementation of the Company’s marketing and sales strategies, business relationships developed by me with the Company’s customers and potential customers, public and investor communications strategic plans, business targets, projects, partners and product developments in the unique aspects of the Company’s business. Therefore, I acknowledge that each of the restrictions set forth in Section 4(d) below are reasonable and necessary to protect the Company from unfair competition by any party using or seeking to use the Company’s Confidential Information and trade secrets, or using or seeking to use my unique skills and knowledge acquired with and for the Company, or through my position of trust with the Company, to the Company’s disadvantage.

(c)         I acknowledge that the Company’s business is international in scope, including locations or markets in which the Company has or is developing a Market Presence (as defined in Section 4(d) hereof). Accordingly, I acknowledge that the restrictions set forth in Section 4(d) below are reasonable in their scope and geographic territory. I agree that if any court should construe the duration, scope or geographical territory of the provisions of Sections 4(d), 4(e) or 4(f) hereof to be too lengthy, broad or extensive, it is the intention of the parties that such provisions be automatically reformed, and as so reformed, enforced, to the maximum limits which may be found to be reasonable and enforceable by such court.

(d)         I agree that, from the date of this Agreement until the first (1st) anniversary (the “Non-Competition Period”) of the date on which my employment with the Company ceases for whatever reason (“Date of Termination”), I shall not, directly or indirectly, on my own behalf or for my own benefit, or on behalf of or for the benefit of another (other than the Company), own, operate, manage, engage in, participate in, be employed by, affiliate with, or provide material assistance to, contract for services for or with, render advice or services to or otherwise assist in any capacity, directly or indirectly (whether as an officer, director, partner, agent, investor, consultant, contractor, employee, equityholder, lender, counselor, or otherwise) any Competitive Enterprise.

As used herein, the term “Competitive Enterprise” means and includes any person, association, business, or entity that is directly (either itself or through or with any of its affiliates) engaged in the business of developing, producing or selling products that are or would be competitive with products of the Company or products under development by the Company, provided that, and notwithstanding the foregoing, this Section 4(d) shall not preclude me from engaging with or providing services to a person, association, business or entity that engages in other lines of business in addition to a Competitive Enterprise, so long as my engagement or services are wholly unrelated to the parts of the business that constitute a Competitive Enterprise.

(e)         During the Non-Competition Period, I shall not directly or indirectly solicit or divert (or seek to divert) or entice away, for my benefit or the benefit of any other person or entity, or cause (or attempt to cause) or persuade in any manner to cease doing business with the Company (or its direct or indirect licensees, to the extent related to products utilizing the Company’s Intellectual Property) or reduce its level of business with the Company (or its direct or indirect licensees, to the extent related to products utilizing the Company’s Intellectual Property), any customer, supplier, vendor, contractor, business partner, licensee, licensor, agent or investor, who was doing business with the Company (or its direct or indirect licensees, to the extent related to products utilizing the Company’s Intellectual Property) at any time within twelve (12) months prior to the Date of Termination, or who was actively engaged in discussions in contemplation of any such business relationship during such period. During the Non-Competition Period, I may not accept business from any of the above-referenced entities where doing so would have the effect of diverting the Company’s then-existing business (or that of its direct or indirect licensees, to the extent related to products utilizing the Company’s Intellectual Property), or would have the effect of reducing its or their existing level of business with such entities.

(f)         Except with the express written permission of the Company, I shall not, during the Non-Competition Period, directly or indirectly solicit for employment or other retention or engagement of services, or otherwise induce to leave the Company, for my benefit or any other person or entity, any employee, consultant or contractor who is then employed by or engaged by the Company or was so employed or engaged as of the Date of Termination (unless subsequently terminated as an employee, consultant or contractor of the Company in the absence of a violation by me of the non-solicitation provisions herein).

(g)         The parties agree that, in the event I violate any of the provisions of Sections 4(d), 4(e) or 4(f) hereof during the time periods of restriction set forth respectively therein, any such period of restriction shall be tolled for the duration of such violation, and the applicable period of restriction shall not expire, and shall be extended for a period of time commensurate with the duration of the violation.

5.

If, within one year after termination of my employment with the Company, any invention, discovery, or formulae relating to the business of the Company, whether originated by me or others and whether patentable or not, is either described in a patent application by me or is put to use by me or is disclosed by me to a third party, it is presumed that the invention, discovery or formulae was made, discovered, conceived or otherwise revealed to me, during my employment by the Company and will belong to the Company, and I will render the same services with respect thereto as are provided with respect to items referred to in Paragraph 3 above, or this Paragraph 5. I will receive and accept as compensation for my time required for such services rendered after termination of my employment, payment at the same daily rate as my last effective salary with the Company, for my actual time in rendering such service.

6.

(a)“Confidential Information” means any and all information (oral or written) that is not generally known to the public and which the Company treats as confidential relating to the Company or any of its activities engaged in the business of developing, producing or selling medical products to the dairy or beef industries or human healthcare industry, including, but not limited to, information relating to: technology; business strategies and plans; machinery and equipment; processes; financial information; services; products; identity and description of materials and services used; purchasing; costs; pricing; customers and prospects; licensing terms and strategies; suppliers; advertising, promotion and marketing; and selling, servicing and information pertaining to any governmental investigation, except such information which becomes public, other than as a result of a breach of the provisions of Section 6(b) hereof. My obligation not to disclose Confidential Information shall be as set forth in Section 6(b) of this Agreement.

(b)         I shall not at any time (other than as may be required or appropriate in connection with the performance by me of my duties for the Company hereunder), directly or indirectly, use, exploit, communicate, disclose or disseminate any Confidential Information to a third party in any manner whatsoever (except as may be required under legal process by subpoena or other court order). I acknowledge that the Confidential Information is a protectable interest of the Company under applicable law.

(c)         I acknowledge that, as part of the Company’s confidences and trust reposed to me, I will be afforded unimpeded access to the Company’s Intellectual Property. As used herein, “Intellectual Property” means all trade secrets, patents, patent applications, trademarks, copyright and other proprietary rights relating to the business of the Company. I further acknowledge that all such Intellectual Property is valuable property of the Company and constitutes Confidential Information and trade secrets in which the Company has protectable interest under applicable law.

(d)         Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Federal law provides immunity for certain limited uses of trade secrets. Notwithstanding any other provision in this Agreement, the Company hereby agrees that no such statutorily protected use shall constitute a breach of this Agreement.

7.

I further agree to deliver promptly to the Company on termination of my employment with the Company, or at any sooner time it may request, all correspondence, customer lists, prospect lists, memoranda, notes, records, reports, manuals, drawings, blueprints, microfilms, corporate disks and diskettes, tape recordings, photographs, and any other documents of a confidential nature belonging to the Company, together with all equipment, samples, technical bulletins and price lists, and including all copies of such material which I may then possess or have under my control.

8.

I have listed on a separate page attached hereto all inventions, if any, patented or not heretofore patented, including a brief description thereof, which I alone or with others have conceived or made prior to my employment with the Company and which are excluded from this Agreement. I represent and warrant that the attached page contains a complete list of all inventions, made or created by me prior to my employment by Company, which I wish to exclude from this Agreement.

9.

To the best of my knowledge there is no other contract to assign inventions, processes or formulae that is now in existence between me and any other person, corporation or partnership, except if specifically stated herein.

10.	I warrant that I have not previously assumed any obligation inconsistent with this Agreement.

11.	This Agreement shall be binding upon my heirs, legal representatives and assigns and shall inure to the benefit of any successors and assigns of the Company.

12.

This Agreement constitutes the entire agreement between the Company and me with respect to the subject matter hereof, and supersedes all previous agreements, expressions or understandings, written or oral, relating to the above subject matter and can be amended only by a writing of similar formality duly executed by both me and the Company.

13.

This Agreement shall be governed by and construed in accordance with the laws of the State of Maine, excluding conflict of laws principles. The parties agree that any and all disputes arising under this Agreement shall be adjudicated in the state or federal courts located in Cumberland County, Maine, to whose exclusive jurisdiction the parties hereto irrevocably submit for such purposes. The parties further agree that a breach or threatened breach of any of the provisions of this Agreement would result in irreparable harm to the Company that would not be fully compensable through monetary damages, and that, accordingly, the Company shall be entitled to injunctive or similar relief in addition to whatever other remedies to which it may be entitled. The substantially prevailing party in any proceeding brought pursuant to this Agreement shall be entitled to recover its attorneys’ fees and other expenses in connection with such proceeding from the substantially non-prevailing party.

[SIGNATURE PAGE FOLLOWS]

Signed September 29, 2025, to become
effective upon commencement of my employment
by the Company:

/s/ Paul F. Olivier te Boekhorst Paul F. Olivier te Boekhorst	IMMUCELL CORPORATION By: /s/ Michael F. Brigham Michael F. Brigham President and CEO